Exhibit (23)

CONSENT OF INDEPENDENT REGISTERED PUBIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 2-64668, 2-40183, 2-80336, 33-57189 and 333-39938 on Form S-8 of our reports dated February 28, 2006 relating to the financial statements and financial statement schedule of Stepan Company (which report expresses an unqualified opinion and includes an explanatory paragraph referring to a change in the method of accounting for conditional asset retirement obligations due to the Company’s adoption of Financial Accounting Standards Board Interpretation No. 47, “Accounting for Conditional Asset Retirements,” effective December 31, 2005) and management’s report on the effectiveness of internal control over financial reporting, appearing in this Form 10-K of Stepan Company for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP

Chicago, Illinois

March 3, 2006

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